Exhibit 99.1

For more information, contact:
Christopher J. Sternberg
Sr. Vice President, Corporate Communications
502-261-4934

BOARD OF DIRECTORS OF PAPA JOHN’S NAMES
FOUNDER AND CHAIRMAN JOHN H. SCHNATTER AS INTERIM CEO

Board Initiates Search for Permanent CEO

LOUISVILLE, KY - December 4, 2008 - Papa John's International, Inc. (NASDAQ: PZZA) today announced that its Board of Directors has named John H. Schnatter, the Company’s Founder and Chairman, as Interim Chief Executive Officer, effective immediately. Mr. Schnatter succeeds Nigel Travis, who has served as Papa John’s President and Chief Executive Officer and a member of the Board of Directors since 2005.

Mr. Travis is leaving the company to pursue another opportunity. Mr. Travis and the Board have agreed that his employment with Papa John’s will continue through Dec. 30, 2008.

The Company's Board of Directors has formed a committee comprised of William M. Street, who will serve as chair, Alexander W. Smith, Olivia F. Kirtley, Norborne P. Cole, Jr. and Mr. Schnatter, to undertake a search for a permanent Chief Executive Officer.

Norborne P. Cole, Jr., Papa John’s Lead Director, said, “We appreciate all that Nigel has done for the Company over the last four years. Papa John’s has made progress in several key areas during Nigel’s tenure, including international expansion and growing our online leadership position in the pizza category. We thank Nigel for his contributions and extend our best wishes to him in his future endeavors.

“We are pleased that John has once again agreed to lead the Company, albeit on an interim basis, until we can identify a permanent replacement. John is a proven business leader with broad management experience, an unparalleled understanding of this business and valuable relationships with franchisees throughout the Papa John’s system,” concluded Mr. Cole.

Mr. Schnatter said, “I look forward to working closely with our talented team and strong franchise family to build on our strengths and continue moving the Papa John’s brand forward throughout the world. We are fortunate to be well-capitalized with a conservative balance sheet. The key to Papa John’s success has always been the quality of our pizzas and our high service levels - and we remain committed to providing our customers with a superior-quality customer experience.”

Exhibit 99.1

As previously announced on November 19, 2008, the Company is implementing a comprehensive package of domestic franchise system support initiatives in response to the current economic and consumer climate. The Company believes the support program will produce long-term shareholder benefits by mitigating potential unit closures and strengthening its brand. Other important objectives of the support program include growing market share in a consolidating category, stabilizing transaction levels and targeting a substantial multi-year increase in online ordering percentage.

John Schnatter created the Papa John's concept and founded the Company in 1985. He currently serves as the Company’s Chairman of the Board. He served as Executive Chairman of the Company from 2005 until May 2007, as Chairman of the Board and Chief Executive Officer from 1990 until 2005 and as President from 1985 to 1990 and from 2001 until 2005.

Headquartered in Louisville, Kentucky, Papa John's International, Inc. (NASDAQ: PZZA) is the world's third largest pizza company. For nine years running, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the highly regarded American Customer Satisfaction Index (ACSI). Papa John's also ranks first among pizza companies in the 2008 Brand Keys Customer Loyalty Engagement Index, was honored by Restaurants & Institutions Magazine (R&I) with the 2008 Silver Award for Consumers’ Choice in Chains in the pizza segment, and was named 2007 Pizza Today Chain of the Year. For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

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